Exhibit 99.1

30775 Bainbridge Road, Suite 280 Solon, OH 44139 U.S.A. Tel: (440) 248-4200 Fax: (440) 249-4240

Press Release	FOR IMMEDIATE RELEASE
BPI to Continue Monitoring Shelby Pilot
CLEVELAND—May 7, 2007—BPI Energy Holdings, Inc. (Amex: BPG), an independent energy company engaged in the exploration, production and commercial sale of coalbed methane (CBM) in the Illinois Basin, today announced its decision to continue production activities at the company’s Shelby CBM pilot in the Northern Illinois Basin, while deferring additional development pending further production and pressure information.
“We intend to continue production at the Shelby pilot and gather more information before we commit more capital here,” commented Chief Operating Officer James E. Craddock.
The company stated that pressures from the new observation well indicated an average reservoir pressure significantly above the “critical desorption pressure,” a key measure of the progress of dewatering the coals in the pilot project. A reservoir simulation of the pilot indicates average net pay of 12 feet, gas content of 46 scf/ton and gas saturation of 35 percent. By contrast, basin-wide averages for these three values are expected to be approximately 20 feet, 80 scf/ton and 60 percent, respectively.
Craddock further commented that BPI uses pilot projects to cost-effectively high grade its extensive acreage position before committing development capital in a particular area. “In the case of the Shelby pilot,” he continued, “the pressure and production results to date do not provide great enough likelihood of commercial success to move into development at this early stage. Further production history, as well as BPI’s ongoing work to reduce development costs and improve well performance, may make development at the Shelby pilot area viable in the future.”
He added, “It is important to keep in mind that the Shelby pilot represents only 400 acres of our 500,000-acre leasehold position. We have already initiated another pilot project and envision many more, perhaps as many as 30, over the next several years. We will continue to follow this piloting approach. Some pilots will move quickly into development, some may take more time and some will result in our avoiding spending substantial capital in an area.”
About BPI Energy
BPI Energy (BPI) is an independent energy company engaged in the exploration, production and commercial sale of coalbed methane (CBM) in the Illinois Basin, which covers approximately 60,000 square miles in Illinois, southwestern Indiana and northwestern Kentucky. The company currently controls the dominant CBM acreage position in the Illinois Basin at approximately 500,000 acres.

News releases and other information on the company are available on the Internet at:
http://www.bpi-energy.com
Some of the statements contained in this press release may be deemed to be forward-looking in nature, outlining future expectations or anticipated operating results or financial conditions. Such forward-looking statements are subject to known and unknown risks, uncertainties and other factors that could cause actual results or conditions to differ materially from the information expressed or implied by these forward-looking statements. Some of the factors that could cause actual results or conditions to differ materially from our expectations, include, but are not limited to: (a) our inability to generate sufficient income or obtain sufficient financing to fund our operations or drilling plan through July 31, 2007, or thereafter, (b) our inability to retain our acreage rights at our projects, at the expiration of our lease agreements, due to insufficient CBM production, or for other reasons; (c) our failure to accurately forecast CBM production, (d) displacement of our CBM operations by coal-mining operations, which have superior rights in most of our acreage, (e) our failure to accurately forecast the number of wells that we can drill, (f) a decline in the prices that we receive for our CBM production, (g) our failure to accurately forecast operating and capital expenditures and capital needs due to rising costs or different drilling or production conditions in the field, (h) our inability to attract or retain qualified personnel with the requisite CBM or other experience, and (i) unexpected economic and market conditions, in the general economy or the market for natural gas. We caution readers not to place undue reliance on these forward-looking statements.
CONTACTS:
Matthew J. Dennis, CFA
Sr. Managing Director
Clear Perspective Group, LLC
(440) 363-7093
ir@bpi-energy.com

James V. Constas
Director
EnerCom, Inc.
(303) 296-8834
jconstas@enercominc.com
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